Exhibit 3.3

EXECUTION VERSION

CERTIFICATE OF AMENDMENT OF

AMENDED & RESTATED

CERTIFICATE OF INCORPORATION OF

UPJOHN INC.

Upjohn Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: That Article First of the Amended & Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows (the “Amendment”):

“Name. The name of the corporation is Viatris Inc.”

SECOND: The Amendment was duly adopted in accordance with Section 242 of the DGCL.

THIRD: The Amendment shall become effective at 7:20 AM ET on November 16, 2020.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed on November 13, 2020.

UPJOHN INC.

By:	/s/ Sanjeev Narula
Name: Sanjeev Narula
Title: Authorized Officer